EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

LABOR READY ANNOUNCES SECOND QUARTER 2004 RESULTS

Net Income Improves 94 Percent on 24 Percent Increase in Revenue

TACOMA, WA, July 21, 2004—Labor Ready, Inc. (NYSE: LRW) reported revenue for the second quarter ended July 2, 2004 of $267.1 million compared to revenue of $215.7 million for the second quarter of 2003. Net income for the quarter was $10.1 million or $0.21 per diluted share, as compared to net income of $5.2 million or $0.12 per diluted share for the second quarter of 2003.

“We are pleased with our solid operating performance in the second quarter,” said Labor Ready President and CEO Joe Sambataro. “We continue to leverage the strength of our operating model and increased net income 94 percent on a 24 percent improvement in revenue.”

According to Sambataro, during the quarter, revenue from branches open 12 months or longer grew approximately 15 percent over a year earlier. The Company operated 831 branch locations at the end of the quarter, after closing six branches, and opening three branches in the U.S., two in the U.K. and two Spartan Staffing branches.

Labor Ready acquired Spartan Staffing, which included 16 Workforce branches and nine Spartan Staffing branches, at the onset of the second quarter. The newly acquired Spartan branches provided seven percent of Labor Ready’s 24 percent year-over-year revenue growth during the quarter and made a positive contribution to the company’s net income performance.

Labor Ready stated that gross profit margins in the second quarter improved to 29.9 percent from 29.1 percent in the first quarter of 2004. According to Sambataro, the improvement in gross profit margins was primarily driven by better pricing, seasonal business mix and containment of workers’ compensation costs.

Labor Ready also reiterated revenue guidance for 2004 in the range of $1.03 to $1.04 billion and increased guidance for net income per diluted share for the year to between $0.62 and $0.65. For the third quarter of 2004, the Company estimates revenue in the range of $292 million to $298 million, representing year-over-year growth of 15 percent to 17 percent, and net income per diluted share between $0.26 and $0.29.

Management will discuss second quarter 2004 results on a conference call at 7 a.m. (PT) Thursday, July 22, 2004. The conference call can be accessed on Labor Ready’s web site at www.laborready.com.

This news release contains forward-looking statements, such as statements about the ranges of revenues and profits anticipated for future periods and other factors that may affect our financial results and operations in the future. Our actual results are, however, subject to a number of risks, including:  1) national and global economic conditions; 2) our ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on our operations and financial results; 4) significant labor disturbances which could disrupt industries we serve; 5) increased costs and collateral requirements in connection with our insurance obligations, including workers’ compensation insurance; 6) the adequacy of our financial reserves; 7) our continuing ability to comply with financial covenants in our lines of credit and other financing agreements; 8) our ability to attract and retain competent employees in key positions; 9) our ability to successfully complete and integrate acquisitions that we may make from time to time; and 10) other risks described in our filings with the Securities and Exchange Commission, including the Report on Form 10-Q filed May 3, 2004.

About Labor Ready

Labor Ready is the nation’s leading provider of temporary manual labor, serving more than 275,000 customers by providing a flexible, dependable workforce to such industries as freight handling, warehousing, landscaping, construction and light manufacturing. Annually, Labor Ready puts nearly 600,000 people to work. Labor Ready operates more than 830 locations in the United States, Canada, and the United Kingdom.  For additional information, visit Labor Ready’s website at www.laborready.com

For more information, contact:

Steve Cooper, CFO

253-680-8213

Stacey Burke, director of corporate communications

253-680-8291

LABOR READY, INC.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 2,	June 27,	July 2,	June 27,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenue from services	$267,056	$215,684	$475,968	$387,964
Cost of services	187,297	150,710	335,482	272,093
Gross profit	79,759	64,974	140,486	115,871
Selling, general and administrative expenses	60,310	53,868	116,756	106,587
Depreciation and amortization	2,280	2,044	4,339	4,115
Income from operations	17,169	9,062	19,391	5,169
Interest and other expense, net	260	1,020	1,265	2,082
Income before tax expense	16,909	8,042	18,126	3,087
Income tax	6,781	2,821	7,268	1,081
Net income	$10,128	$5,221	$10,858	$2,006

Net Income per common share:
Basic	$0.24	$0.13	$0.26	$0.05
Diluted	$0.21	$0.12	$0.24	$0.05

Weighted average shares outstanding:
Basic	41,503	40,055	41,356	40,227
Diluted	52,187	50,312	52,023	40,801

LABOR READY, INC.

SUMMARY CONSOLIDATED BALANCE SHEETS

	As of
	July 2,	Jan 2,
	2004	2004
Assets
Current assets
Cash and cash equivalents	$90,116	$83,112
Marketable securities	21,562	25,257
Accounts receivable, net	99,287	79,620
Other current assets	23,719	16,815
Total current assets	234,684	204,804
Property and equipment, net	28,141	28,489
Other assets	139,621	129,735
Total assets	$402,446	$363,028

Liabilities and shareholders’ equity
Current liabilities	$84,039	$70,830
Long-term liabilities	146,705	138,059
Total liabilities	230,744	208,889
Shareholders’ equity	171,702	154,139
Total liabilities and shareholders’ equity	$402,446	$363,028

LABOR READY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Twenty-six weeks ended
	July 2,	June 27,
	2004	2003
Cash Flows from Operating activities:
Net income	$10,858	$2,006
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4,725	4,581
Provision for doubtful accounts	3,508	4,040
Deferred income taxes	(4,259)	(7,477)
Other operating activities	1,639	297
Changes in operating assets and liabilities:
Accounts receivable	(23,175)	(18,201)
Workers’ compensation claim reserve	13,887	4,567
Other current assets	(3,099)	508
Other current liabilities	14,127	9,491
Net cash provided by (used in) operating activities	18,211	(188)

Cash Flows from Investing activities:
Capital expenditures	(2,876)	(1,545)
Purchases of marketable securities	(13,660)	(15,600)
Maturities of marketable securities	17,303	7,910
Purchase of Spartan Staffing, Inc.	(9,890)	—
Other assets	(30)	—
Restricted cash and other assets	(1,441)	25,952
Proceeds from sale of property and equipment	10	—
Net cash provided by (used in) investing activities	(10,584)	16,717

Cash Flows from Financing activities:
Proceeds from sale of stock through options and employee benefit plans	4,722	1,048
Payments on debt	(1,304)	(1,169)
Payments for offering costs	—	(3)
Payments in excess of funds	(4,197)	—
Purchase and retirement of common stock	—	(4,957)
Net cash used in financing activities	(779)	(5,081)
Effect of exchange rates on cash	156	997

Net change in cash and cash equivalents	7,004	12,445

Cash and cash equivalents, beginning of period	83,112	69,255
Cash and cash equivalents, end of period	$90,116	$81,700